Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

GROWTH STALK HOLDINGS CORP.

(Exact name of issuer as specified in its charter)

OKLAHOMA

(State or other jurisdiction of incorporation or organization)

11991 N HIGHWAY 99

SEMINOLE, OK 74868

(561) 703-4508

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Joseph Babiak

Chief Executive Officer

11991 N Highway 99

Seminole, OK 74868

(561) 703-4508

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

0191
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.

OFFERING CIRCULAR

Growth Stalk Holdings Corp.

10,000,000 Shares of Common Stock

By this Offering Circular, Growth Stalk Holdings Corp., an Oklahoma corporation (the “Company”), is offering for sale a maximum of 10,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $1.00 per share, pursuant to Tier II of Regulation A of the United States Securities and Exchange Commission (the “SEC”). 5,000,000 of the Offered Shares shall be offered to the Public, and the remaining 5,000,000 shall be qualified and reserved for issuances to close the Company’s target acquisitions or to convert and settle the Company’s outstanding long-term debt.

A minimum purchase of $100 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $100. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence on or around May 1, 2022; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions (1)	Proceeds to Company (2)
Common Stock	10,000,000	$1.00		$5,000,000

(1)	We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.
(2)	Proceeds from Offered Shares offered to the public does not inclued any value for the shares being qualified for acquisitions or conversions of debt; does not account for the payment of expenses of this offering estimated at $25,000 nor include value received for Offered Shares issued for acquisitions of debt conversions. See “Plan of Distribution.”

We plan on submitting our common stock for quotation over-the-counter in the OTC QB marketplace of OTC Link upon or before the closing of the Offering.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 24). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is March 31, 2022.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms “we”, “us” and “our” refer and relate to Growth Stalk Holdings Corp., an Oklahoma corporation, including its subsidiaries.

Our Company

The Company was established on October 14, 2021 under the laws of Oklahoma. It was formed to be a holding company for cannabis and cannabis related businesses operating in the state of Oklahoma. The Company’s business objective is to be a vertically integrated, single state cannabis operator in Oklahoma.

The Company has a wholly owned subsidiary, Phenogene LLC, which was formed on March 3, 2020 under the laws of the state of Wyoming and qualified to do business in the state of Oklahoma on April 13th, 2021. This limited liability company owns a cannabis cultivation facility in the state of Oklahoma in Seminole County located at 11991 N HWY 99 Seminole, Oklahoma 74868 (the “CCF”). Phenogene LLC. owns the land and the cannabis cultivation facilities located at the CCF. The CCF is equipped with cultivation lights that are owned by another wholly owned subsidiary of the Company, Growers Consulting & Supply LLC, a Florida limited liability company, which also rents equipment and provides consulting services to the growers at the CCF.

There is one tenant already at the CCF set to begin growing operations, Southbound Sunshine, LLC (“Southbound Sunshine”), and it is 25% owned by the Company. Southbound Sunshine is a licensed cannabis “grower”1 and “processor”2 in the state of Oklahoma. Southbound Sunshine LLC. will lease the cultivation lights from Growers Consulting & Supply LLC. Southbound Sunshine plans to grow specialty strains of cannabis, which management believes that the Company can sell down-stream and directly to consumers at market prices higher than the spot market price for cannabis.

The Company’s business plan is to become a vertically integrated cannabis company owning or having a hand in all aspects of the cannabis industry from sowing the seeds for cultivation to selling product to consumers. Its corporate strategy is that while the cannabis industry is consolidating around a few big national marijuana companies that seem to be squeezing out small and local businesses, our management believes that there is room in the industry for state or regional companies to carve out market share in.

Offering Summary

Securities Offered	The Offered Shares. 10,000,000 shares of common stock are being offered by the Company. 5,000,000 of the Offered Shares shall be offered to the public, and the remaining 5,000,000 shall be qualified and reserved for issuances for acquisitions and debt conversions.

Offering Price Per Share	One Dollar ($1.00) per Offered Share.

Shares Outstanding Before Offering	16,970,000 shares of common stock issued and outstanding as of the date of this Offering Circular. (See “Security Ownership of Certain Beneficial Owners and Management”).

Shares Outstanding After Offering	26,970,000 shares of common stock issued and outstanding, assuming a maximum offering hereunder. (See “Security Ownership of Certain Beneficial Owners and Management”).

Minimum Number of Shares Offered	There is no minimum offering hereunder, which means we could accept one subscription for $100 of the Offered Shares and terminate this offering.

[1]	Its Oklahoma growers license can be verified here: https://omma.us.thentiacloud.net/webs/omma/register/#/business/profile/southbound%20sunshine/0/20/all/61e87919b952d6272427f043
[2]	Its Oklahoma processors license can be verified here: https://omma.us.thentiacloud.net/webs/omma/register/#/business/profile/southbound%20sunshine/0/20/all/61e87919b952d6272427f396

Disparate Voting Rights	Our single outstanding share of Series A Preferred Stock possesses superior voting rights, which could preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The single outstanding share of Series A Preferred Stock has the voting rights of equal to the outstanding shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Our Chief Executive Officer and President, Joseph Babiak, as the owner of the single outstanding share of the Series A Preferred Stock, may be able effectively to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors —Risks Related to a Purchase of the Offered Shares”).

Investor Suitability Standards	The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Market for our Common Stock	We plan to submit our common stock for quotation on the over-the-counter in the OTC QB marketplace of OTC Link.

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information	Our principal executive offices are located at 11991 N HWY 99 Seminole, Oklahoma 74868; our telephone number is (405) 456-0207; our corporate email address is info@growthstalk.com

Continuing Reporting Requirements Under Regulation A

As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We plan to file a Form 10 sometime in 2022 to make our common stock subject to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A will be deemed to be satisfied, as long as we comply with those Section 13(a) reporting requirements.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward- looking statements.

In addition to the other information provided in this Offering Circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our Subordinate Voting Shares. All material risks identified by the Company are discussed in this section.

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in this section.

Risks Related to the Cannabis Industry

Cannabis is illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

Cannabis is illegal under federal law. Although the Company’s cannabis-related activities are permitted by state law in the states where the Company engages in and intends to engage in business, these activities remain illegal under federal law. Cannabis remains a Schedule 1 controlled substance under the federal Controlled Substances Act (“CSA”), and the penalties for violating the CSA are very serious and, depending on the quantity of cannabis involved, may include criminal penalties of up to twenty (20) years in prison and/or a fine of up to $2 million. In addition, the federal government can seize and seek the civil forfeiture of the real or personal property used to facilitate the sale of cannabis as well as the money or other proceeds received in connection with such sale.

The United States Department of Justice has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but relied on state and local law enforcement to address marijuana activity. In the event the department of justice reverses stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to the Company and its revenue and profits.

The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations.

If cannabis is re-categorized as a Schedule II or lower controlled substance, the ability to conduct research on the medical benefits of cannabis would most likely be improved; however, rescheduling cannabis may materially alter enforcement policies across many federal agencies, primarily the Food and Drug Administration (“FDA”). The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, cosmetics and other similar products, pursuant to its enforcement authority set forth in the United States Federal Food Drug and Cosmetic Act (the “FDCA”). The FDA’s responsibilities include regulating the ingredients, as well as the marketing and labeling, of drugs sold in interstate commerce. Because cannabis is federally illegal to produce and sell, and because it has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the Drug Enforcement Administration (“DEA”); however, the FDA has enforced the FDCA with regard to hemp-derived products, especially cannabidiol (“CBD”), sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, the FDA would likely play a more active regulatory role. In the event that cannabis becomes subject to FDA regulation, the pharmaceutical industry may directly compete with state-regulated cannabis businesses for market share, and the pharmaceutical industry may urge the DEA, the FDA, and others to enforce the CSA and FDCA against businesses that comply with state but not federal law. The potential for multi-agency enforcement could threaten or have a materially adverse effect on existing cannabis businesses whose operations are compliant with applicable state laws, including the Company.

Inconsistencies between federal law and the laws of states that have legalized and/or decriminalized the production, processing, distribution, sale and use of cannabis for adult-use or medical purposes represent a substantial risk over which the Company has no control.

Ultimately, in the absence of an official policy statement from the Biden Administration, the position of the federal government on state-level legalization of adult-use and medical cannabis remains unclear. The U.S. Attorney General has the authority to instruct federal prosecutors to prosecute businesses and individuals engaged in the production, processing and sale of cannabis. However, on December 20, 2019, President Trump signed into law the “Consolidated Appropriations Act, 2020”, which provides that the Department of Justice may not use any funds made available under the Appropriations Act to prevent the implementation of medical marijuana laws by various states and territories. This provision is applicable only to medical marijuana laws, and not adult-use laws. This distinction, along with the absence of an official policy by the Biden Administration could result in the inability of the Company to conduct its business, as well as criminal and/or civil actions against the Company, its directors, officers, employees and investors, as well as other participants in the cannabis industry. Accordingly, these are substantial risks and there is no guaranty that the Company will be successful in operating without interference or prohibition by the federal government.

Failure for certain legislation to pass or implementation of certain legislation could adversely affect the Company’s potential future business plans.

The Company’s business model depends on the legalization of cannabis, for medical and/or adult use, at the state level. It is possible that legislation in certain states could fail to obtain the necessary votes and fail to pass. Such inability for the state to pass such legislation could materially impact the Company’s returns. If a state passes legislation to legalize cannabis for medical and/or adult use, the state may subsequently pass legislation to implement the law and potentially address any details not addressed in the legalizing statute or constitutional amendment itself. It is possible that such implementing legislation could be drafted in such a way as to make the Company’s operations more challenging and costly.

State cannabis laws could face the risk of federal preemption, which could negatively affect your investment.

It is possible that the federal government could pass legislation legalizing cannabis for medical and/or adult use in the future. Such federal legislation would preempt similar legislation, and/or similar legalization efforts, including existing state laws. The Company’s operations could be subject to new federal laws and regulations, which are currently unknown and could present risk to the financial returns of holdings.

The Company, its directors, officers, employees and investors, as well as other participants in the cannabis industry, face the risk of prosecution.

The Company, directly or through subsidiary or affiliated business entities, is in the cannabis market. Cannabis is classified federally as a Schedule I narcotic. While cannabis could be re-scheduled under the CSA, no such action has been taken as of the date of this Offering Circular. Accordingly, it is currently a felony to grow, cultivate, distribute, sell, or use cannabis. As a result, we may be deemed to be aiding and abetting illegal activities through our activities and the services that we provide. In addition, it is possible that investors of the Company could be subject to section 356 of the USA Patriot Act, which amended the Bank Secrecy Act to require broker-dealers to monitor for, and report, suspicious activity (also known as “SAR” reporting). As a result, we may be subject to actions by law enforcement authorities, which would materially and adversely affect our business.

Changing social mores and opinions on cannabis and trends may affect the success of the Company.

Consumer interest in cannabis related products may be affected by many factors outside of the Company’s control, including general economic conditions, changing social mores and opinions, popular opinion toward personal use and/or medical cannabis, consumer disposable income levels, consumer confidence levels, the availability, cost and level of consumer debt and consumer behaviors towards incurring and paying debt, the costs of basic necessities, and the effects of weather or natural disasters. Any decline in discretionary spending by consumers could negatively affect the cannabis industry operations and financial results. The Company’s success will depend upon its ability to anticipate and respond in a timely manner to changing trends, customer demands and demographics.

In addition, consumer acceptance of regulated cannabis products may vary significantly over time, and any stigma associated with cannabis use may increase or decrease. Because the Company’s operations will be dependent upon continued market acceptance by consumers, any negative trends will adversely affect the Company’s operations and financial results. The Company’s failure to anticipate, identify or react appropriately to changes in customer tastes, preferences, shopping and spending patterns and other lifestyle decisions could have a material adverse effect on holdings’ financial condition and results of operations. Because the Company’s business will be dependent upon continued market acceptance by consumers, any negative trends will adversely affect operations. Such conditions could have a material impact on the investment returns of the company.

Unfavorable publicity or consumer perception of cannabis products could adversely affect the success of the Company.

The Company will be highly dependent on consumer perception of the safety, quality and efficacy of cannabis in general. Consumer perception of cannabis-related products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention, and other publicity including publicity regarding the legality, safety or quality of particular ingredients or products. From time to time, there may be unfavorable publicity, scientific research or findings, litigation, regulatory proceedings and other media attention regarding our industry. There can be no assurance that future publicity, scientific research or findings, litigation, regulatory proceedings, or media attention will be favorable to the cannabis market, or consistent with earlier publicity, scientific research or findings, litigation, regulatory proceedings or media attention. Adverse publicity, scientific research or findings, litigation, regulatory proceedings or media attention, whether or not accurate, could have a material adverse effect on our business and financial condition. In addition, adverse publicity, reports or other media attention regarding the safety, quality, or efficacy of the cannabis-related products or ingredients or associating the use of cannabis-related products or ingredients in general with illness or other adverse effects, whether or not scientifically supported or accurate, could have a material adverse effect on the company’s business and financial condition. The Company’s operations could be impacted by both genuine and fictitious claims regarding cannabis in general.

The passage of additional state legislation and/or constitutional amendments legalizing cannabis for medical and/or personal use could result in an even more competitive marketplace.

In the event of the passage of additional state legislation and/or constitutional amendments legalizing cannabis for medical and/or personal use, the Company could face competitive pressures, which could adversely impact its operational and financial success. It is possible that state or local governments, as applicable, could issue additional medical and/or adult-use licenses resulting in additional suppliers of cannabis in the states in which we operate. Further, notwithstanding the legal and regulated market for the growth, cultivation, distribution, and retail sale, there will likely continue to be unlicensed individuals and/or organizations involved in the sale of cannabis that choose to operate illegally and outside of the regulated operating environment.

State regulatory uncertainty could complicate the Company’s business plans.

The rulemaking process for cannabis operators at the state level in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. All operating policies and procedures implemented in the operation will be compliance-based and derived from the state regulatory structure governing ancillary cannabis businesses and their relationships to state-licensed or permitted cannabis operators, if any. Notwithstanding the Company’s efforts, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that the Company will receive the requisite licenses, permits or cards to operate its businesses.

In addition, local laws and ordinances could restrict the Company’s business activity. Although legal under the laws of the states in which the Company’s business will operate, local governments have the ability to limit, restrict, and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances, and similar laws could be adopted or changed, and have a material adverse effect on the Company’s business.

The Company is aware that multiple states are considering special taxes or fees on businesses in the cannabis industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation. This could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

The cost of obtaining additional licenses could be expensive, which could negatively affect your investment in the Company.

Licenses may be required for the Company to operate in regulated cannabis markets in certain states. Increasingly, states and many cities and counties are imposing costly application and licensing fees. These fees may prevent the Company from being able to operate in desirable locations. In addition, the costs may prevent other small businesses from opening and may reduce the Company’s customer base in those states.

The operations of cannabis-based businesses may be affected by weather and other agricultural factors.

Cannabis crops and facilities may be susceptible to severe storms, including thunderstorms, tornadoes, extended periods of rain, ice storms and heavy snow. Inclement weather conditions as well as severe storms in the region could damage crops, facilities, suppliers or could have a significant impact on consumer behavior. Such businesses could also be impacted by regional occurrences such as energy shortages or increases in energy prices, fires or other natural disasters. To the extent broad environmental factors, triggered by climate change or otherwise, lead to localized physical effects, the Company’s performance could be adversely impacted.

The highly regulated nature of business/licensing could adversely affect the success of the Company.

The Company’s profitability is contingent upon obtaining and maintaining various federal, state and/or local permits and licenses to do business, including licenses to cultivate and dispense cannabis (collectively, the “licenses and approvals”).

We currently have insurance coverage; however, because we operate within the cannabis industry, there are additional difficulties and complexities associated with such insurance coverage.

We believe that the Company and its subsidiaries currently have insurance coverage with respect to workers’ compensation, general liability, crop, product and other similar policies customarily obtained for businesses to the extent commercially appropriate; however, because we are engaged in and operate within the cannabis industry, there are exclusions and additional difficulties and complexities associated with such insurance coverage that could cause us to suffer uninsured losses, which could adversely affect our business, financial condition and results of operations. There is no assurance that we will be able to fully utilize such insurance coverage, if necessary.

The cannabis industry may be adversely affected by changes in the general economic condition in the country.

The Company’s activities may be adversely affected from time to time by such matters as changes in general economic, industrial and international conditions, changes in local, state, and federal taxes, dynamic prices and production costs, utility rate changes, employment and human resources issues, leasing and real estate market, gasoline prices, other factors of a general nature that are beyond the control of the Company.

Laws and regulations affecting the medical cannabis industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

The cannabis industry faces strong opposition from the pharmaceutical and other industries.

It is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. For example, the pharmaceutical industry does not want to cede control of any product that could generate significant revenue. Medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Persons or businesses that do business with the Company may have difficulty accessing the service of banks, which may make it difficult to conduct business.

Because cannabis is illegal under federal law, most banks do not accept for deposit funds from the legal cannabis industry and therefore do not do business with the entities involved in the cannabis industry. The inability of people that may do business with us to open accounts and otherwise use the services of banks may have a material adverse effect on our business operations since these entities will be required to pay us in cash or with money orders. In 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed cannabis businesses, but the guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide and to date it is not clear what if any banks have relied on the guidance and taken on legal cannabis companies as clients. The aforementioned policy may be administration-dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, a result of which could be that legal cannabis businesses may not have access to the banking industry, which would materially adversely affect our ability to conduct our business.

We may have difficulty using bankruptcy courts due to our involvement in the legal cannabis industry.

We have no current plans and no current need to seek bankruptcy protection. However, in the event we ever need to seek bankruptcy protection, we may have difficulty accessing bankruptcy courts considering our involvement in the legal cannabis industry. In September 2014, the U.S. Bankruptcy Court in Denver, Colorado, in the matter of In re Frank Arenas and Sarah Arenas, 14-11406-HRT (Bankr. D. Co. 2014), denied bankruptcy protection to the individuals in the business of growing and storing marijuana in a commercial building in Denver, Colorado. The building had been partially leased to a corporate entity that operated a marijuana dispensary. The U.S. Bankruptcy Court ruled that, although the activities of Mr. and Mrs. Arenas were legal under Colorado law, they were violating the federal Controlled Substances Act. The U.S. Bankruptcy Court denied protection to the debtors under both bankruptcy liquidation and reorganization because marijuana is illegal under federal law. Therefore, in the event we ever need to seek protection under the bankruptcy laws, our involvement in the legal cannabis industry may prevent us from obtaining such relief.

Operation of the business are subject to extensive regulation and taxation, which could make it more difficult and more expensive to conduct business operations.

The Company’s services and customers are expected to be subject to federal, state, county, local and other regulations that are subject to change without notice. In addition, there may be other legal, tax and/or regulatory changes that we may or may not be able to foresee that may materially affect us. The process of complying with any regulations that may be imposed could, among other unknown risks, take a significant period of time and require the expenditure of substantial resources. Additionally, it is possible that future local laws and regulations could adversely affect the Company’s operations, including causing the company to cease operations. In addition, the enforcement of identical rules or regulations as it pertains to cannabis may vary from municipality to municipality, or city to city.

Changes in local, state and federal cannabis laws and regulations or interpretations thereof could require the Company to incur substantial costs associated with compliance or alter its business plan.

In addition, violations of these laws, or allegations of such violations, could disrupt business and result in a material adverse effect on operations. It is also possible that regulations may be enacted in the future that will be directly applicable to the Company’s business. The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the business.

Fraudulent cannabis-related securities activity may adversely affect the ability of legitimate cannabis businesses to attract future investors.

In 2014, both the SEC and Financial Industry Regulatory Authority (“FINRA”) issued alerts to investors regarding potential fraud in securities related to cannabis-related companies. Additionally, the North American Securities Administrators Association (“NASAA”) and various state securities regulators have issued similar alerts and have taken enforcement actions against issuers of fraudulent cannabis-related securities. While the Company intends to comply with all laws and regulations applicable to its operations, including its securities offering, it is possible that the Company will come under additional security by the SEC, FINRA, state securities administrators, or other regulators, due to its status as a cannabis-related business.

The cannabis industry is subject to the risk of political changes.

In recent years, the United States Department of Justice (the “DOJ”) and the Treasury Department have issued memoranda on cannabis indicating an intent not to prosecute cannabis cases in states where the persons involved are acting consistent with state law. However, such entities reserve the right to prosecute in certain special cases, and a more politically conservative attorney general could choose to aggressively pursue even those cannabis enterprises that were lawful under state law. Additionally, future presidential administrations may want to treat cannabis differently and potentially enforce the federal laws more aggressively.

Anti-money laundering laws and similar regulations could present certain challenges to business in the cannabis industry.

The Company will be required to comply with Title III of the Uniting and Strengthening America Act of 2001 (the “USA Patriot Act”) by providing appropriate tools required to intercept and obstruct terrorism and any relevant regulations and any other applicable U.S. or other laws or regulations, including regulations promulgated by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”). The Company may be required to obtain a detailed verification of the identity of each investor in the Company, the identity of any beneficial owner of any such investor, and the source of funds used to subscribe for the Subordinate Voting Shares. Each prospective investor shall be required to represent that it is not a prohibited person (a “prohibited person”), as defined by the USA Patriot Act, United States Executive Order 13224, and other relevant legislation and regulations, including regulations promulgated by OFAC.

Should a prospective investor refuse to provide any information required for verification purposes, the Company may cause the redemption of the Subordinate Voting Shares held by any such investor. The Company may request such additional information from prospective investors as is necessary in order to comply with the USA Patriot Act, United States Executive Order 13224, and other relevant U.S. or other anti-money laundering legislation and regulations, including regulations promulgated by OFAC.

The Company, by written notice to any investor, may redeem the Subordinate Voting Shares held by such investor if the Company reasonably deems it necessary to do so in order to comply with the USA Patriot Act, United States Executive Order 13224, and any other relevant anti-money laundering legislation and regulations, including regulations promulgated by OFAC, applicable to the Company, or any of its subsidiaries, or if so ordered by a competent U.S. or other court or regulatory authority.

In addition, federal money laundering laws apply to a business engaged in cannabis sales even if such sales are lawful under state law, because cannabis continues to be a Schedule I substance under federal law and such business almost certainly would qualify as a continuing criminal enterprise under federal law. The money laundering law can be used to punish persons engaged in facilitating an unlawful activity by using its proceeds, and consequences under the federal money laundering laws can include fines up to $500,000, twenty (20) years in prison, and forfeiture of the assets involved. Accordingly, although the DOJ and the Treasury Department have issued guidelines requiring vigorous monitoring of cannabis businesses and directed prosecutors and regulators to focus only on those cases where banks have failed to adhere to the guidance, the risk of federal prosecution remains.

The Company’s relatively limited operating history makes it difficult to accurately assess our future growth prospects.

Although the Company’s directors, officers and executives have extensive knowledge of the cannabis industry, it operates in a volatile and evolving industry that may not develop as expected. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

●	Competition from other similar companies;

●	Regulatory limitations on the products we can offer and markets we can serve;

●	Other changes in the regulation of medical and recreational cannabis use;

●	Changes in underlying consumer behavior, which may affect the business of our customers;

●	Our ability to access adequate financing on reasonable terms and our ability to raise additional capital;

●	Challenges with new products, services and markets; and

●	Fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

To date, the Company has had operating losses and does not expect to be initially profitable for at least the foreseeable future, and cannot accurately predict when it might become profitable.

Since the Company’s inception, it has experienced net losses and negative cash flows from operations. The Company expects its operating expenses to increase in the future as it expands its operations. If the Company’s revenue does not grow at a greater rate than its operating expenses, the Company will not be able to achieve and maintain profitability. The Company expects to incur significant losses in the future for a number of reasons, including without limitation the other risks and uncertainties described herein. Additionally, the Company may encounter unforeseen operating or legal expenses, difficulties, complications, delays and other factors that may result in losses in future periods. If the Company’s expenses exceed its revenue, the Company may never achieve or maintain profitability and the Company’s business may be harmed.

The Company bears certain risks associated with cultivating and processing product.

The Company’s business plan relies, in part, on its affiliated entities’ ability to grow, harvest, and package medical and adult-use cannabis, as permitted under Oklahoma law, with the intention of deriving revenue from the sale of harvested cannabis plant material to the Company’s licensed processors and provisioning centers, as well as third-party processors and provisioning centers, in Oklahoma. As such, the Company’s profitability is dependent, in part, on the affiliated cultivators’ and processors’ ability to successfully, grow, harvest and package quality product. Although the Company’s affiliated cultivators and processors are highly experienced, the Company bears the risk of unsuccessful or damaged crops, or inefficiencies in the process.

The loss of a license by any of the Company’s affiliated entities for violating Oklahoma Medical Marijuana Authority (“OMMA”) rules via METRC would adversely affect the Company’s operations and financial condition.

METRC is Oklahoma’s statewide seed-to-sale marijuana tracking system that uses serialized tags attached to every plant — and labels attached to wholesale packages — to track marijuana inventory. Each tag is attached to a plant to facilitate tracking through different stages of growth, as well as the drying and curing processes, and eventual retail sale. A licensed entity is subject to certain penalties, including suspension or revocation of licensure, for violations of OMMA and METRC rules. Any suspension or revocation of a license possessed by any of the Company’s affiliated entities would adversely affect the operations and financial condition of the Company.

 Adverse economic conditions may adversely affect our business, financial condition, results of operations and prospects.

Our business will depend on the overall demand for cannabis and cannabis-related products in provisioning centers. Weak domestic or global economic conditions, fear or anticipation of such conditions, could adversely affect our business, financial condition, results of operations and prospects in a number of ways, including longer sales cycles, lower prices for our services, higher default rates among our provisioners, reduced unit sales and lower or no growth. A prolonged period of economic uncertainty or a downturn may also significantly affect financing markets, the availability of capital and the terms and conditions of financing arrangements, including the overall cost of financing as well as the financial health or creditworthiness of our end customers. Circumstances may arise in which we need, or desire, to raise additional capital, and such capital may not be available on commercially reasonable terms, or at all.

The Company’s business premises face security risks.

The business premises of the Company’s affiliated entities’ operating locations are targets for theft. While the Company has implemented security measures at each location and continues to monitor and improve its security measures, its cultivation and processing facilities and provisioning centers could be subject to break-ins, robberies and other breaches in security. If there was a breach in security and the Company fell victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment could have a material adverse impact on the business, financial condition and results of operation of the Company.

As the Company’s affiliated entities’ business involves the movement and transfer of cash which is collected from provisioning centers or patients/customers and deposited into its bank, there is a risk of theft or robbery during the transport of cash. The Company has engaged security firms on behalf of the affiliated entities where available to provide security in the transport and movement of large amounts of cash. To the extent such security firms are used, there is risk involved in relying on such firms to facilitate the transfer of cash (e.g., in the case of negligence or willful misconduct by such services’ employees or independent contractors). In areas where such security firms are not available, the Company is not able to mitigate the risk of cash loss or theft by securing outside security services. Employees sometimes transport cash and/or products and each employee has a panic button in their vehicle and, if requested, may be escorted by armed guards. While robust steps have been taken to prevent theft or robbery of cash during transport, there can be no assurance that there will not be a security breach during the transport and the movement of cash involving the theft of product or cash.

Competition from more established cannabis cultivators and provisioners may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The cannabis industry is highly competitive. We will compete with other cannabis companies not only for consumer acceptance but also for shelf space and marketing focus in provisioning centers, all of whom also will likely stock other cannabis products. We do not have any exclusivity agreements or even distribution agreements in place with any retailers. Our products will compete with a wide range of cannabis products, produced by a relatively large number of producers, most of which have substantially greater financial, marketing and distribution resources than ours.

Increased competitor consolidations, market-place competition, competitive product offerings and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our ability to establish and expand the market for our products.

The Company’s operations may be a source of competition with current criminal enterprises dealing in cannabis, including drug cartels based in Mexico and elsewhere.

As a result, the operations of the Company may be an ongoing target of attacks specifically designed to impede the success of our products, and we may be exposed to various levels of criminal interference and other risks and uncertainties including terrorism, violence, hostage taking and other drug gang activities. The nature of the Company’s operations may also make the company subject to greater risks of theft and greater risks as to property security. These conditions could lead to lower productivity and higher costs, which would adversely affect results of operations and cash flow of the Company. Such conditions could have a material impact on the investment returns of the Company.

Our success depends on our key personnel and our ability to hire, retain and motivate qualified product development, sales, marketing and finance personnel.

Our success depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and finance personnel, many of whom may be difficult to replace. The complexity of our business requires us to retain highly trained professional services, customer support and sales personnel with specific expertise related to our business. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs, nor may we be successful in keeping the qualified personnel we currently have. Our ability to hire and retain these personnel may be adversely affected by volatility or reductions in the price of our shares, since these employees are generally granted equity-based awards. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited, or that they have divulged proprietary or other confidential information, or that their former employers own their inventions or other work product.

Our future performance also depends on the continued services and continuing contributions of our senior management to execute on our business plan and to identify and pursue new opportunities and product innovations. The loss of services of senior management could significantly delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition, and operating results.

Our reputation and ability to do business may be negatively impacted by the improper conduct by our business partners, employees or agents.

As we intend to be a cultivator, producer and provisioner of cannabis, we will largely depend on third party retailers to resell our cannabis and related products to end-user consumers. These suppliers could tamper with our products or otherwise ignore our quality standards, which could harm the end-user customers, with whom we have no contact. Any changes in our retailer customer’s business or fortunes could disrupt our ability to sell our products at volume. Any such changes or other unrelated production issues could also disrupt our business due to delays in finding new retailers.

Furthermore, we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.

The Company may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to the Company, could subject the Company to significant liabilities and other costs.

The Company’s success may likely depend on its ability (i) to develop and market trademarks and tradenames and (ii) to use and develop new extraction technologies, recipes, know-how and new strains of cannabis without infringing the intellectual property rights of third parties. The Company cannot assure that third parties will not assert intellectual property claims against it. The Company is subject to additional risks if entities licensing intellectual property to it do not have adequate rights in any such licensed materials. If third parties assert copyright, trademark, or patent infringement or violation of other intellectual property rights against the Company, it will be required to defend itself in litigation or administrative proceedings, which can be both costly and time consuming and may significantly divert the efforts and resources of management personnel. An adverse determination in any such litigation or proceedings to which the Company may become a party could subject it to significant liability to third parties, require it to seek licenses from third parties, to pay ongoing royalties or subject the Company to injunctions prohibiting the development and operation of its applications.

We could face liability from our customers, suppliers or government.

A customer, supplier or government agency may bring legal action against us based on the customer/supplier relationships. Various state and federal laws govern our relationship with customers and suppliers. If we fail to comply with these laws, we could be liable for damages to customers or suppliers and fines or other penalties. Expensive litigation with our customers/suppliers or government agencies may adversely affect both our profits and our important relations with our customer/suppliers.

Litigation could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our customers could file complaints or lawsuits against us alleging that we are responsible for some illness or injury their customers suffered at or after a visit to their stores, or that we have problems with quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially and adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results.

The success of the Company will depend on strategic business decisions, such as acquisitions, dispositions, or transactions, which could adversely affect the financial condition of the Company.

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Company’s ongoing business; (ii) distraction of management; (iii) the Company may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increasing the scope and complexity of the Company’s operations; (vi) loss or reduction of control over certain of the Company’s assets; and (vii) litigation or other disputes concerning either the Company’s obligations to counterparties under relevant transaction documents or liabilities of an acquisition target or its previous owners (whether disclosed or undisclosed at the time of the relevant transaction). Additionally, the Company may issue additional Subordinate Voting Shares, or other such equity interests in the Company, in connection with such transactions, which would dilute a shareholder’s holdings in the Company.

The presence of one or more material liabilities of an acquired company that are unknown to the Company at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Company. While the Company attempts to obtain appropriate indemnification provisions in connection with its acquisitions and dispositions, the Company may still be exposed to significant financial or reputational risk as a result of entering into such transactions.

The costs and availability of key inputs, suppliers and skilled labor could negatively affect our operations and the financial condition of the Company.

The cannabis business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Rising or volatile energy costs may also adversely impact the business of the Company and its ability to operate profitably. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the Company.

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labor, equipment, parts and components. This could have an adverse effect on the financial results of the Company.

The Company’s access to affordable skilled labor may be impeded by the existence of unionization or other collective bargaining efforts among the Company’s employees or independent contractors. The Company may also be legally required to participate in or facilitate such unionization or collective bargaining efforts within certain jurisdictions, which could limit the Company’s access to affordable skilled labor and have a materially adverse impact on the business, financial condition, results of operations, or prospects of the Company.

The Company’s future relationships with third parties could negatively impact the Company’s financial condition and ability to carry out business operations.

The cannabis business is dependent on a number of third parties, including various service providers, and retailers. Some of the services and market access provided by such third parties may only be available from a single third party or a limited group of third parties. If the only provider of a service or access to a market were to go out of business or cease doing business with the Company, the Company might be unable to find a replacement for such service or market access in a timely manner or at all. If the only provider of a service or access to a market were to be acquired by a competitor, that competitor may elect not to provide services or market access to the Company in the future. Any significant interruption or negative change in the Company’s business relations with such third parties could materially impact the business, financial condition, results of operations or prospects of the Company.

The cannabis industry is an emerging industry, and the market is difficult to forecast.

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the cannabis industry in the states in which the Company’s business will operate. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations and financial condition of the Company.

The success of the Company could depend, in part, on its ability to manage growth.

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Material weakness in the Company’s internal controls could reduce the market’s confidence in our financial statements and effect the value of the Company’s Shares.

Effective internal controls are necessary for the Company to provide reliable financial reports and to help prevent fraud. Although the Company will undertake a number of procedures and will implement a number of safeguards, in each case, in order to help ensure the reliability of its financial reports, including those imposed on the Company under U.S. and Canadian securities laws, the Company cannot be certain that such measures will ensure that the Company will maintain adequate control over financial processes and reporting. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s results of operations or cause it to fail to meet its reporting obligations. If the Company or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in the Company’s consolidated financial statements and materially adversely affect the trading price of our Subordinate Voting Shares.

Our bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our bylaws, provide that the Company shall indemnify its officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the Company to the full extent allowed by the laws of the State of Oklahoma, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for our company. Such an indemnification payment might deplete our assets. Shareholders who have questions respecting the fiduciary obligations of the officers and Directors of our company should consult with independent legal counsel. It is the position of the SEC that exculpation from and indemnification for liabilities arising under the Securities Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

The Company is a holding company whose success is dependent of the earnings of its subsidiaries.

The Company is a holding company and essentially all of its assets are the capital stock of its subsidiaries, which provide support to license holders in the State of Oklahoma. As a result, investors in the Company are subject to the risks attributable to its subsidiaries and the operations of the license holders. The Company does not hold a cannabis license. It holds a 25% interest in Southbound Sunshine, LLC, which has a growers and processing license in Oklahoma. The Company’s profitability is dependent on the profitability of the license holders it supports. As a holding company, the Company conducts substantially all of its business through its subsidiaries, which generate substantially all of its revenues. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before the Company.

The Company faces the risk of an economic shutdown or downturn in the economy as a result of pandemics or other national emergencies.

Although many state governments had deemed cannabis provisioning centers as “essential” businesses, and were thus permitted to remain open during the 2020 pandemic, caused by the novel coronavirus SARS-CoV-2 (also known as “COVID-19”), the “lock-downs”, “stay-at-home” orders, and resulting shutdown of the economy resulted in a decline in revenue for businesses across most industries. Should the current health and economic conditions persist, the Company could face a risk of a decline in revenue.

 The Company may encounter difficulty enforcing its contracts in certain courts.

Because the Company’s contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, the Company may face difficulties in enforcing its contracts in U.S. federal and certain state courts. The inability to enforce such contracts may have a material adverse effect on the Company’s business, financial position or results of operations.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering and may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results. As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

The Company does not expect to pay dividends in the foreseeable future.

The Company does not intend to declare dividends for the foreseeable future, as the Company anticipates that it will reinvest any future earnings in the development and growth of its business. Therefore, investors will not receive any funds unless they sell their Shares, and shareholders may be unable to sell their Shares on favorable terms or at all. The Company cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

Investors in this Offering will be bound by the Subscription Agreements, each of which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the Subscription Agreement, including any claim under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Oklahoma, which governs the Subscription Agreement, in a court of competent jurisdiction in the State of Oklahoma. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement.

If you bring a claim against the Company in connection with matters arising under the Subscription Agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the Subscription Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Subscription Agreement with a jury trial. No condition, stipulation or provision of the Subscription Agreement serves as a waiver by any holder of shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We may be unable to obtain sufficient capital to pursue our growth strategy.

We do not possess sufficient financial resources to implement our complete business plan. We are currently seeking available sources of capital. There is no assurance that we will obtain needed capital, nor is there any assurance that our business will be able to generate revenues that are sufficient to sustain our operations. We are not able to offer assurance that we will be able to obtain needed sources of financing to satisfy our working capital needs.

We do not have a successful operating history.

We are without a history of successful business operations, which makes a purchase of Offered Shares speculative in nature. Because of this lack of operating history, it is difficult to forecast our future operating results. Additionally, our operations are subject to risks inherent in the establishment of a new business, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing awareness and acceptance of our products.

There are risks and uncertainties encountered by early-stage companies.

As an early-stage company, we are unable to offer assurance that we will be able to overcome the lack of recognition for our cannabis holding company and our lack of capital.

We may never earn a profit.

Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit from our operations.

If we are unable to manage future expansion effectively, our business may be adversely impacted.

In the future, we may experience rapid growth in our business, which could place a significant strain on our operations, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

If we are unable to recruit and retain key personnel, our business may be harmed.

If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our Board of Directors may change our policies without shareholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

We may seek capital that may result in shareholder dilution or that may have rights senior to those of our common stock, including the Offered Shares.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing shareholders.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common shareholders. We are not required to offer any such additional debt or equity securities to existing shareholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of March 28, 2022, was $960,700 (unaudited), or $.0569 per share.

Without taking into effect any issuances of shares of our common stock subsequent to March 28, 2022, the tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Funding Level	$5,000,000	$3,750,000	$2,500,000	$1,25,000
Offering Price	$1.00	$1.00	$1.00	$1.00
Historical net tangle book value per Common Stock share before the Offering	$.0569	$.0569	$.0569	$.0569
Increase in net tangible book value per share attributable to new investors in this Offering	$.2161	$.1711	$.1211	$.0651
Net tangible book value per share, after the offering	$.273	$.228	$.178	$.122
Dilution per share to new investors	$.737	$.772	$.822	$.878

USE OF PROCEEDS

The Use of Proceeds is an estimate based on the Company’s current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, or to add additional categories, and we will have broad discretion in doing so.

The maximum gross proceeds from the sale of the Shares in this Offering are $5,000,000. The net proceeds from the offering, assuming it is fully subscribed, are expected to be approximately $4,975,000 after the payment of offering costs such as printing, mailing, marketing, legal and accounting costs, and other compliance and professional fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the Company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the Company intends to use substantially all of the net proceeds for general working capital, repayment of outstanding debt obligations, and acquisitions. At present, management’s best estimate of the use of proceeds, at various funding milestones, is set out in the chart below. However, potential investors should note that this chart contains only the best estimates of the Company’s management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the Company at different times in the future, and the discretion of the Company’s management at all times.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to officers or directors of the issuer. The officers and directors of the Company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

$1.00 Offering Price:	10%	25%	50%	75%	100%
Target Acquisitions of Cannabis operators in Oklahoma	$225,000	$550,000	$1,150,000	$1,750,000	$2,250,000
Funding of Subsidiay Operations to grow, process, and distribute Cannabis in Oklahoma	$225,000	$550,000	$1,150,000	$1,750,000	$2,250,000
Working Capital	$50,000	$150,000	$200,000	$250,000	$500,000
Total	$500,000	$1,250,000	$2,500,000	$3,750,000	$5,000,000

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industries in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is qualifying a maximum of 10,000,000 Offered Shares. 5,000,000 of the Offered Shares shall be offered to the Public on a best-efforts basis, at a fixed price of $1.00 per Offered Share, and the remaining 5,000,000 shall be qualified and reserved for issuances to close the Company’s target acquisitions or to convert and settle the Company’s outstanding long-term debt.

Any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be returned, once an investor’s subscription agreement has been accepted by us.

Of the 5,000,000 of the Offered Shares to be offered to the Public, some of those may be used to consultants, service providers, or vendors to our subsidiary operating companies.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Joseph Babiak. Mr. Babiak will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Babiak is exempt from registration as a broker-dealer under the provisions of 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Babiak:

●	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

●	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

●	is not an associated person of a broker or dealer; and

●	meets the conditions of the following:

○	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

○	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

○	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Selling Securityholders

A portion of the Offered Shares are allocated for selling securityholders that have subscribed to convertible promissory notes from the Company (“Selling Securityholders”). The Company issued $115,500.00 in convertible notes, which convert into the Company’s common stock at $0.50 per share, a 50% discount to the per share Offering price. Accordingly, there will be a possible resale of up 211,400 Offered Shares by Selling Securityholders, which shall be allocated from the 5,000,000 Offered Shares set aside for acquisitions and conversions of debt. The Company may continue to offer these convertible notes until the Offering is qualified, and would like to increase the number of possible resale shares accordingly in such event.

The Selling Securityholders may, from time to time, offer and sell pursuant to this Offering Circular any or all of the Offered Shares that such Selling Securityholder may receive by exercise of conversion of a convertible note. Each Selling Securityholder may sell some, all, or none of its Offered Shares, however the convertible note instrument prevents a Selling Security Holder from converting any portion of its note if such conversion would cause it to own more than 4.99% of the issued and outstanding common stock of the Company. We do not know how long the Selling Securityholder will hold the Offered Shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Securityholders regarding the sale of any of their Offered Shares.

The following table presents information regarding each Selling Securityholder and the Offered Shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling shareholders and reflects their holdings as of March 28, 2022. None of the Selling Securityholders has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Name (beneficial owner if applicable)	Dollar Amount Invested into the Company	Offered Shares Entitled by Conversion of the note*
Jase Keys	$1,000	2,000
PBDC, LLC (Adrian McKenzie)	$500	1,000
Gary Jorglewich	$500	1,000
Joanna Doldan	$5,000	10,000
Chad Cecil	$500	1,000
Stephen Barnes	$1,000	2,000
Bryan Spaulding	$500	1,000
Josh Gooden	$20,000	40,000
John Ferguson	$5,000	10,000
Patricia White	$5,000	10,000
Scott Earley	$1,000	2,000
Richard Gantz	$5,000	10,000
Cathleen Babiak	$5,000	10,000
Douglas Bennet	$60,000	120,000
Leonard Del Percio	$500	1,000
Lee Southwell	$5,000	10,000

*	Does not account for any interest that may accrue on the notes if unpaid; they earn 10% simple interest per annum.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our website at www.growthstalk.com, as well as on the SEC’s website, www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $100 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $250.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of: (a) 50,000,000 authorized shares of common stock, $.0001 par value per share; and (b) 5,000,000 shares Preferred Stock, of which 1 share is designated as Preferred A with a par value of $0.0001; and 1,610,000 are designated as Preferred B with a par value of $.0001. The remaining authorized preferred stock is undesignated.

As of the date of this Offering Circular, there were 16,970,000 shares of our common stock issued and outstanding, held by the sellers of our acquired subsidiaries. For our preferred stock, one (1) share of Series A Preferred Stock issued and outstanding, held by our Chief Executive Officer, Joseph Babiak, and 1,610,000 of our Series B Preferred Stock is held by a single person, which give him a lien on the land underlying our CCF in the amount of $805,000.00 USD.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Oklahoma law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of the date of this Offering Circular, our officers and directors own, directly or indirectly, a total of 16,250,000, shares, or approximately 95.76%, of our outstanding common stock, which ownership percentage would be reduced to approximately 60.25%, assuming all of the Offered Shares are sold in this offering.

However, our Chief Executive Officer, Joseph Babiak, owns our one (1) issued and outstanding share of Series A Preferred Stock and, thereby, effectively controls all corporate matters relating to our company. (See “Preferred Stock” below, as well as “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our common stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Series A Preferred Stock

We are authorized to issue one (1) share of Series A Preferred Stock, which is owned by a our CEO Joseph Babiak. The outstanding share of Series A Preferred Stock gives its owner effective voting control of the Company as it entitles the owner to as many votes as our issued and outstanding common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class.

Our Chief Executive Officer, Joseph Babiak, as the owner of the majority of outstanding shares of the Series A Preferred Stock, effectively controls the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Series A Preferred Stock

We are authorized to issue 1,610,000 shares of Series B Preferred Stock, which are all outstanding and issued to one person for an investment that enabled the Company to acquire the land on which the CCF is located. The outstanding shares of Series B Preferred Stock entitles their owner to a dividend equal to 90% of the rents earned by the land, which is charged by the Company to its subsidiary, Phenogene, LLC, for locating its CCF on the land. The holder of the Series B Preferred Stock is also entitled to a lien on the land equal to $810,000, which would be owed to said holder upon liquidation or sale of the Company.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Oklahoma law.

Transfer Agent

We have retained the services of VStock Transfer at 18 Lafayette Place Woodmere NY, 11598 as the transfer agent for our common stock. VStock Transfer’s website is located at: www.vstocktransfer.com. No information found on VStock Transfer’s website is part of this Offering Circular.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which our company is a party or in which any director, officer or affiliate of our company, any owner of record or beneficially of more than 5% of any class of voting securities of our company, or shareholder is a party adverse to us or has a material interest adverse to us.

BUSINESS

History

Our company was originally incorporated on October 14th 2021, in the State of Oklahoma under the name “Growth Stalk Holdings Corp.”

On March 22, 2022, the Company acquired Phengene LLC., a Wyoming limited liability company that owns a cannabis cultivation facility (“CCF”) located in Seminole, Oklahoma. This property was purchased for $600,000 and upon improvements has an estimated value of $1,200,000.00. On March 22, 2022 the Company also acquired 25% of Southbound Sunshine LLC, the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license. On March 23, 2022 the Company acquired Grower’s Consulting & Supply LLC., with assets that contributed to the grow, valued at $146,971.14.

The Company’s business plan is to be a vertically integrated single state cannabis operator in the state of Oklahoma.

Our subsidiaries are listed below:

Entity	Registered	Holding
Phenogene LLC	Wyoming	100% owned

Growers Consulting & Supply LLC	Florida	100% owned

Southbound Sunshine, LLC	Oklahoma	25% owned

Phenogene LLC

Phenogene owns the CCF located at 11991 N Highway 99, Seminole, OK 74868. The CCF is located on 10 acres which includes a grow facility and office building totaling 16,500-sq.ft. It also has an additional 268,070 sq.ft. available for greenhouse cultivation of cannabis. Adequate power has already been installed, and phase one of the three of the commercial grow space is complete. The building that is used for offices and processing is complete and ready for operations.

Southbound Sunshine LLC

Soutbound Sunshine is an indoor growing operation located in Seminole, OK. It is a craft cannabis grower dedicated to producing exotic cannabis flower and extracts. Its focus is to produce a portfolio of genetics that will produce unique trichomes, terpenes, and flavonoids. Management believes these cannabinoids will sell at prices above the price in the cannabis spot market.

Management believes the Oklahoma cannabis spot market is saturated with outdoor grown low-quality product. Indoor grown flower is generally sold for double that price (source: https://www.cannabisbenchmarks.com/report-category/united-states/).

Southbound Sunshine has sourced cutting edge cultivation techniques by consulting world class advisors to maximize yield and quality of our flower. It plans to grow up to 36 different strains of cannabis and will have the ability to grow from seedling to finished product. Management believes having a variety of strains available for customers is key to satisfying the rapidly growing connoisseur market.

Using a Perpetual Harvest technique, Southbound Sunshine plans to utilize multiple grow areas to ensure that there is product being harvested on a monthly basis to keep cash flows fairly even though out the year. Management believes Southbound Sunshine operators practice the highest standards of cultivation and utilize the latest agricultural technology to lower operating costs and increase profit margins. Achieving Maximum yields and high-quality cannabis is an exact science and requires real time data and interaction with the plants and their environment; Southbound Sunshine has aligned itself with advisors, whom management believes are from some of the most advanced farming communities on the planet.

Southbound Sunshine is also a licensed cannabis processor in Oklahoma. It plans to produce solventless extracts such as bubble hash and live rosin from the trim of the flower. Management believes live resin is the latest craze to sweep the cannabis concentrate market and yields top dollar to dispensaries and distributors.

Current Status

We are a start-up company in the medical cannabis industry developing a commercial grow facility specializing in energy efficient grow methods.

Plan of Business

We will inject capital into our first acquisition, Phenogene LLC., to complete construction at their cannabis complex to begin cultivation. Phenogene LLC. will then lease the property to Southbound Sunshine LLC. and become a revenue producing company.

We will then deploy capital in our second acquisition, Southbound Sunshine LLC., so they may obtain the cultivation equipment required to start operations. Southbound Sunshine LLC. will cultivate cannabis and utilize their existing network of distributers to distribute their product. Southbound Sunshine LLC. will then focus on branding the company through promotions.

We will then focus on our future acquisitions. We are developing relationships with several cannabis cultivators and dispensaries to acquire them once we go public. These companies have expressed their intent to merge with the Company. We will then utilize this vertical integration to benefit the dispensaries and cultivators.

Business and Marketing Strategy

We are a start-up company that will focus on mergers and acquisitions of cannabis companies and technologies to be a vertically integrated single state cannabis operator in Oklahoma. We will help these companies acquire the capital necessary to grow their business. We will seek this capital for our subsidiaries through this Offering.

We have identified these undervalued companies and allow them to benefit from a multi-company structure. These companies will not only benefit from our vertical integration but also with the procurement of products in bulk. While these efficiencies should allow these companies to thrive in the emerging cannabis industry, the industry is consolidating quickly under large multistate conglomerates that are driving prices downward. Through acquisition by us, management believes we are providing them a lifeline to compete in a market that is getting saturated by providing them the capital to grow to scale, the technology to decrease costs and improved quality, and the strategic partners to sell downstream directly to consumers eschewing the saturated spot market and selling to the rapidly growing cannabis connoisseur market.

Marketing: Cannabis companies are currently restricted in their marketing efforts by traditional platforms such as Facebook and Google. Management believes Southbound Sunshine has a proven strategy that utilizes large amounts of micro influencers with active social media presence. The effort builds brand recognition while driving retail buyers to dispensaries cutting advertising costs considerably. Management believes, when it comes to marketing, people and their networks are your number one commodity. Southbound Sunshine is positioned with their community by hiring local. They have already identified organizations and community programs that they intend to support through sponsorship and fund-raising efforts.

Competitive Strengths and Weaknesses

With respect to our planned production, we believe our company will possess the following competitive strengths and weaknesses:

Competitive Strengths:

●	our cultivation technics and efficiencies create opportunity for competitive pricing

Competitive Weaknesses:

●	There are many cultivators to compete with

●	we possess limited capital

Intellectual Property

In General. We regard our rights to intellectual property pertaining to our future trademarks and our business know-how as having significant value and as being an important factor in the marketing of our future products. Our policy is to establish, enforce and protect our intellectual property rights using the intellectual property laws.

Patents. Management believes we have significant know-how in the cultivation of specialty strains of cannabis and expertise in processing them into specialty products for the connoisseur cannabis market, however, currently, we own no interest in any patent or patent application. None of the products that we intend to sell in our business is the subject of any patent or patent application. Due to such lack of patent protection, neither our company nor our licensor may be able to defend our or its rights to such intellectual property. (See “Risk Factors”).

Trademarks. While we have not yet filed a d/b/a or trademark, we plan to market and distribute cannabis grown and processed by Soutbound Sunshine under the brand “Sonny Boy Farms.”

Facilities

Through our wholly owned subsidiary, Phenogene, LLC, we own a cannabis cultivation facility (“CCF”) located at 11991 N Highway 99, Seminole, OK 74868. (See above description of Phenogene, LLC for additional details about the CCF).

Employees

As of the date of this Offering Circular, we have nine (9) independent contractors providing growing, consulting, and other services to the Company and its subsidiaries. They are:

Michael Bergmann	Growth Strategist,
David DiCiocco	Advisor,
Sandy Kenigsman	Technical Compliance Advisor,
Alex Carnal	Market Development,
Steven Earley	Mergers and Acquisitions Associate,
Kalin Bellmard	Compliance Advisor,
Billy Kourkoumelis	Public Relations Associate,
Douglas Bennett	Financial Advisor, and
Michael Beverly	Business Analyst.

Perceived Benefits of THC

THC is an abbreviation for tetrahydrocannabinol. Recently, research has shown THC to be an alternative to many treatments.

The current growth in sales of THC products is primarily due to perceived benefits expressed by those who have used THC products. While our company will not make any claims as to the effectiveness or potential benefits of THC, the following perceived benefits expressed by those who have used THC products include, among others:

●	Stress Relief

●	Pain Management

●	Sleep Aid

●	Anxiety Relief

●	Irritable Bowel Disease

●	Reduced Inflammation

(Source: 7 Benefits of Marijuana, Say Doctors, Dr. Carrie Lam, MD, FAAMFM, ABAARM, Dr. Kristina Hendija, Dr. Tom Ingegno DACM, MSOM, LAC, https://www.eatthis.com/news-reasons-to-use-marijuana/)

Federal Government Regulation

Cannabis is currently a Schedule I controlled substance under the Controlled Substances Act (the “CSA”) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA in California with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

Notwithstanding the CSA, as of the date of this filing, 35 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow their residents to use medical cannabis. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level.

On January 4, 2018, United States Attorney General Jefferson B. Sessions, III rescinded a number of federal memoranda that provided guidance regarding marijuana and medical marijuana enforcement. Included in the memos that were rescinded is the Cole Memo, which laid out eight marijuana enforcement priorities for federal prosecutors in light of the fact that a number of states had moved to legalize cannabis. Also withdrawn are federal memoranda providing guidance to banks when dealing with customers whose money may be derived from a cannabis business, as well as a federal memoranda regarding enforcement of federal marijuana laws in Indian Country.

In the Controlled Substances Act, Congress has generally prohibited the cultivation, distribution, and possession of marijuana. 21 U.S.C. § 801 et seq. It has established significant penalties for these crimes. 21 U.S.C. § 841 el seq. These activities also may serve as the basis for the prosecution of other crimes, such as those prohibited by the money laundering statutes, the unlicensed money transmitter statute, and the Bank Secrecy Act. 18 U.S.C. §§ 1956-57, 1960; 31 U.S.C. § 5318. These statutes reflect Congress’s determination that marijuana is a dangerous drug and that marijuana activity is a serious crime.

The Agricultural Improvement Act of 2018 (“the Farm Bill”) legalizes hemp by defining it as an agricultural commodity under federal law. This definition removes the parts of the cannabis plant that make up hemp from scheduling under the Controlled Substances Act of 1970 (under which marijuana remains illegal) and effectively allows hemp to be treated like any other agricultural product would be under federal law. Thus, hemp farmers can legally import and export hemp throughout the United States, and participate in U.S. Department of Agriculture (“USDA”) programs such as low-cost crop insurance.

However, the Farm Bill does put some unique restrictions around hemp cultivation, including empowerment of the USDA to create rules surrounding the industry. The Farm Bill also does not prohibit the enactment of state-level regulations relating to hemp (so long as such regulations comply with federal law), but does limit the level of punishment that can be imposed upon hemp producers, even in the case of negligent violations: “A hemp producer that negligently violates a State plan shall not as a result of that violation be subject to any criminal enforcement action by the Federal Government or any State government.” Section 10113 (p. 431). Thus, under the Farm Bill’s provisions, even negligent violations are subject only to “corrective action,” which means that if a farmer accidentally grows plants that exceed legal THC limits (hemp can only contain 0.3% percent delta-9 tetrahydrocannabinol, or THC, on a dry basis), the farmer would merely need to correct the error. This “corrective action” is certainly an improvement under most states’ “pilot program” regimes. In the past, if a farmer grew plants that exceed THC limits, the whole crop must be burned.

The Farm Bill also prevents states from prohibiting the transportation or shipment of hemp within the U.S. The U.S. Domestic Hemp Production Program was established by the U.S. Department of Agriculture (the “USDA”) through an interim final rule on October 31, 2019. This rule provides the requirements for State and Tribal regulatory plans submitted to USDA for review and approval.

If a producer has produced cannabis exceeding the acceptable hemp THC level, the material must be disposed of in accordance with the CSA and DEA regulations because such material constitutes marijuana, a schedule I controlled substance. Consequently, the material must be collected for destruction by a person authorized, such as a DEA- registered reverse distributor, or a duly authorized Federal, State, or local law enforcement officer.

A producer who negligently violates a State or Tribal plan three times in a five-year period will be ineligible to produce hemp for a period of five years from the date of the third violation. Negligent violations are not subject to criminal enforcement action by local, Tribal, State, or Federal government authorities.

According the USDA hemp webpage, hemp growers are not subject to the cultivation requirements outlined in the federal interim final rule if a state has an approved regulatory plan or is in the process of developing a regulatory plan. California is in the process of developing a state plan, and thus, California hemp growers are not currently subject to the federal interim rule. However, growers in states that do not have a pending or approved regulatory plan may apply for a USDA hemp production license.

While management is keeping itself apprised of possible changes to these federal laws, including but not limited to possible federal legalization of THC, at present operations in the cannabis industry across state lines remains prohibited. For the foregoing reasons, management has chosen to be a single state operator in the cannabis industry in the state of Oklahoma.

Comparable Company

Management points to Bloom Dispensaries (“Bloom”), a vertically integrated, singles state cannabis operator in the state of Arizona, which was recently, on January 19, 2022, acquired by Curaleaf Holdings, Inc. (CSE: CURA / OTCQX: CURLF), a leading international provider of cannabis products, as a model business objective and potential exit pathway for its stakeholders (https://www.sec.gov/Archives/edgar/data/0001756770/000110465922006795/tm224205d1_ex99-1.htm). Bloom did $66 million USD in revenue in 2021 with 40% margins, and operates four retail dispensaries and two cultivation and processing facilities that total 63,500 square feet of space. It was acquired for $211 million USD in cash and securities, approximately 3x revenue. M

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

A. Summary of Significant Accounting Policies:

1. Organization and Nature of Operations: Our company was originally incorporated on October 14th 2021, in the State of Oklahoma under the name “Growth Stalk Holdings Corp.” On March 22, 2022, the Company acquired Phengene LLC., a Wyoming limited liability company that owns a cannabis cultivation facility (“CCF”) located in Seminole, Oklahoma. This property was purchased for $600,000 and upon improvements has an estimated value of $1,200,000.00. On March 22, 2022 the Company also acquired 25% of Southbound Sunshine LLC, the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license. On March 23, 2022 the Company acquired Grower’s Consulting & Supply LLC., with assets that contributed to the grow, valued at $146,971.14.

2. Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Cash and Cash Equivalents: The Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents. Net Loss Per Share: Net loss per share is based on the weighted average number of common shares and common shares equivalents outstanding during the period.

3. Property and Equipment Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using an acceptable accelerated method. The Company owns land in Seminole, OK with a 12,600 square foot CCF on the property.

4. Other Assets: Other assets are grow-lights used at the CCF

5. Liabilities

Liabilities are made up of current liabilities and long-term liabilities. Current liabilities include convertible debt in the aggregate amount of $110,700, which accrue interest at 10% simple interest per annum and may be converted to common stock at a 50% discount to its fair market value.

6. Advertising The Company expenses advertising costs as they are incurred.

7. Income Taxes. Since the officers have elected to be treated as an S corporation domiciled in Nevada, the Company is not subject to federal and state income taxes. Instead, the shareholders treat their pro rata share of the net earnings or loss of the Company as their own, to be reported on the shareholder’s personal income tax return. Accordingly, no federal and state income tax liabilities are presented on the financial statement.

8. Subsequent Events Evaluation The Company filed amended Articles of Incorporation with the Secretary of State to increase the Authorized Common stock to 50,000,000 shares on March 25, 2022.

9. Stock-based Compensation In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-based Payment (“SFAS 123R”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method under Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees (“APB 25”), and it generally requires instead that such transactions be accounted for using a fair-value-based method. This standard is now codified as ASC 718, Compensation – Stock Compensation.

10.Going Concern The Company’s financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has earned limited revenue from operations to date. The Company’s ability to continue as a going concern is dependent upon its ability to develop additional sources of capital and ultimately to achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management is seeking new capital to revitalize the Company.

11.Financial Accounting Developments: Recently Issued Accounting Pronouncements Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

12.Capital Stock Transactions and New Subsidiary. On March 22, 2022, the Company acquired Phengene LLC., a Wyoming limited liability company that owns a cannabis cultivation facility (“CCF”) located in Seminole, Oklahoma. This property was purchased for $650,000 and upon improvements has an estimated value of $1,200,000.00. On March 22, 2022 the Company also acquired 25% of Southbound Sunshine LLC, the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license. On March 23, 2022 the Company acquired Grower’s Consulting & Supply LLC., with assets that contributed to the grow, valued at $146,971.14. Each of these transactions was closed by issuing shares of the Company’s common stock at $1.00/per share.

13. Related Party Transactions: NONE

14. Line of Credit: None

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following are our executive officers and directors and their respective ages and positions as of the date of this Offering Circular:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Joseph Babiak	Chief Executive Officer, President	42	Since October 22nd, 2021	40

Mr. Babiak filed a Chapter 13 bankruptcy on January 17, 2020 in the Southern District of Florida (Case No. 9:20-BK-10704). in 2012, Mr. Babiak received an assessment from the IRS for $168 thousand USD for the 2006 and 2007 tax years. It was due to an accountant’s error who neglected to include Mr. Babiak’s basis information for the securities he liquidated in those tax years so he was assessed as if he had zero basis in those assets. He attempted to correct the matter with the IRS, however because the tax years at issue were more than 3 years prior, they would not allow him to amend the tax returns in question. Mr. Babiak and his wife filed a Chapter 13 bankruptcy, negotiated a settlement agreement with the IRS and are current with their payment plan with the IRS. Mr. Babiak has never been convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers and Directors

Joseph Babiak – CEO/President Growth Stalk Holdings Corp., Director.

From 2021 to the present Mr. Babiak has been CEO of the Company. From 1997 to the present, he has owned and operated financial businesses involving public and private capital raises.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one (1) year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a) (29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Conflicts of Interest

We do not currently foresee any conflict of interest.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors. During the year ended December 31, 2021, our Board of Directors did not hold a meeting, but took action by written consent in lieu of a meeting on two occasions.

Independence of Board of Directors

No member of our Board of Directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Joseph Babiak, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Babiak collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

In General

Currently, our management is unable to estimate accurately when, if ever, our company will possess sufficient capital, whether derived from sales revenues, this offering or otherwise, for the payment of salaries to our management.

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Cash Compensation $	Other Compensation $	Total Compensation $
Joseph Babiak, CEO, Director	0	-	0
Total	0	-	0

(1)	Any values reported in the “Other Compensation”, if applicable, column represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (“ASC”) 718 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	[Option Awards]						[Stock Awards]

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Babiak

Employment Agreements

We have not entered into an employment agreement with our sole executive officer, Joseph Babiak and it is not anticipated that we will do so for the foreseeable future.

Outstanding Equity Awards

Our Board of Directors has made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of any class of our shares; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. As of March 28, 2022, Mr. Babiak 16,250,000 of the 16,970,000 shares of our Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of the date of this Offering Circular.

	Number of shares of Common Stock Beneficially Owned as of March 28, 2022	Percentage Before Offering	Beneficially Owned (5) After Maximum Offering
Directors and Officers: (1)(2)
Joseph Babiak	16,250,000	95.76%	60.25%

Greater than 5% Beneficial Owners:
Joseph Babiak	16,250,000	95.76%	60.25%

(1)	Unless otherwise indicated, the principal address of the named directors and officers of the Company is c/o Growth Stalk Holdings Corp., 11991 N Highway 99, Seminole, OK 74868.
(2)	Joseph Babiak, by virtue of his ownership of the one and only share of Series A preferred stock, has voting power equal to the total number of common shares outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of each transaction since June 30, 2017, and each currently proposed transaction, in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

On March 22, 2022, the Company acquired Phengene LLC., a Wyoming limited liability company that owns a cannabis cultivation facility (“CCF”) located in Seminole, Oklahoma. This property was purchased for $600,000 and upon improvements has an estimated value of $1,200,000.00. On March 22, 2022 the Company also acquired 25% of Southbound Sunshine LLC, the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license. Both of these targets were acquired from our CEO and Director, Joseph Babiak.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Milan Saha, Esq. of Plattsburgh, NY.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the website is www.sec.gov.

GROWTH STALK GROUP

Combined Financial Statements

Year Ended December 31, 2021 and 2020

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Growth Stalk Group

Seminole, Oklahoma

Opinion

We have audited the accompanying combined balance sheets of Growth Stalk Group (the Company) as of December 31, 2021 and 2020, and the related combined statements of income, equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021,

March 11, 2022

Los Angeles, California

F-2

Growth Stalk Group

Combined Balance Sheet

As of December 31,
(USD $ in Dollars)	2021	2020
ASSETS
Current Assets:
Cash	4,744	13,611
Accounts receivable—net	2,500	4,000
Inventories	-	-
Prepaid expenses and other current assets	56,162	13,012
Total current assets	63,405	30,622

Other long-term assets	154,044	132,039
Property and equipment, net	814,156	69,197

Total assets	$1,031,605	$231,858

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	5,137	118
Taxes payable	-	2,514
Other current liabilities	869,077	9
Total current liabilities	874,214	2,641

Other long-term liabilities	43,033	-

Total liabilities	917,247	2,641

EQUITY
Owner Contributions	429,035	361,906
Retained earnings	(314,678)	(132,689)

Total equity	114,358	229,217

Total liabilities and equity	$1,031,605	$231,858

See accompanying notes to combined financial statements.

F-3

Growth Stalk Group

Combined Statements of Operations

As of Year Ended December 31,
(USD $ in Dollars)	2021	2020
Net revenue	$23,497	$12,247
Cost of goods sold	455	-
Gross profit	23,043	12,247

Operating expenses
Selling, general and administrative	204,425	144,862
Total operating expenses	204,425	144,862

Operating income (loss)	(181,383)	(132,615)

Interest expense	606	-
Income before provision for income taxes	(181,988)	(132,615)
Provision for income taxes	-	-

Net income (loss)	$(181,988)	$(132,615)

See accompanying notes to combined financial statements.

F-4

Growth Stalk Group

Combined Statement of Changes in Equity

(USD $ in Dollars)	Members’ Equity	Accumulated Deficit	Members’ Equity
Balance—December 31, 2019	$302,030	$-	$302,030
Contributions	95,028	-	95,028
Distributions	(35,152)	-	(35,152)
Net loss	-	(132,689)	(132,689)
Balance—December 31, 2020	$361,906	$(132,689)	$229,217
Contributions	69,987	-	69,987
Distributions	(2,858)	-	(2,858)
Net loss	-	(181,988)	(181,988)
Balance—December 31, 2021	$429,035	$(314,678)	$114,358

F-5

Growth Stalk Group

Combined Statement Of Cash Flows

As of Year Ended December 31,
(USD $ in Dollars)	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$(181,988)	$(132,689)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,005	16,873
Debt discount and issuance amortization	-	-
Provision for deferred income taxes	-	-
Changes in operating assets and liabilities:
Accounts receivable	1,500	(4,000)
Inventory	-	-
Prepaid expenses and other current assets	(43,150)	(13,012)
Other Assets	(22,005)	(132,039)
Accounts payable and accrued expenses	914,606	2,641
Other long-term liabilities	-	-
Net cash provided by operating activities	709,969	(262,226)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(785,964)	(86,070)
Net cash used in investing activities	(785,964)	(86,070)

CASH FLOW FROM FINANCING ACTIVITIES
Borrowings on loans	-	-
Repayments on loans	-	-
Contributions	67,129	361,906
Distributions	-	-
Equity issuance costs
Net cash provided by financing activities	67,129	361,906

Change in cash	(8,867)	13,611
Cash—beginning of year	13,611	-
Cash—end of year	$4,744	$13,611

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$606	$-
Cash paid during the year for income taxes	$-	$-

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment not yet paid for	$-	$-

See accompanying notes to combined financial statements.

F-6

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

1.	NATURE OF OPERATIONS

Growth Stalk Group (the “Company”) is a group of four entities (Growth Stalk Holdings Corp; Phenogene LLC; Southbound Sunshine LLC; Growers Consulting & Supply LLC) established between July 2019 and October 2021 to assist cannabis companies to access the stock market, benefit from industry resources and provide administrative services, commercial real estate, and infrastructure leasing.

The financial statements of Growth Stalk Group (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the period January to December as its basis of reporting.

Basis of Combination

The combined financial statements presented herein include assets, liabilities, revenues, and expenses directly attributable to the operations of the Company. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intracompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2021 and December 31, 2020, the Company’s cash and cash equivalents did not exceeded FDIC insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2021 and 2020, the Company determined that no reserve was necessary.

F-7

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Leasehold improvements	The lesser of 15 years or the remaining term of the lease
Vehicles	4 – 5 years
Machinery and equipment	3 – 6 years
Construction in progress	Not depreciated

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Income Taxes

Growth Stalk Group is comprised by four different entities.

Phenogene LLC, Southbound Sunshine LLC and Growers Consulting & Supply LLC are taxed as a Limited Liability Company (LLC). Under these provisions, these entities do not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the entity’s taxable income. The entities have filed all its tax returns from inception through December 31, 2021 and is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

As for Growth Stalk Holdings Corporation, is a C corporation for income tax purposes. This entity accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The entity records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The entity records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the entity recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The entity recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

F-8

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue From Contracts with Customers, when delivery of goods as delivery is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the service has been provided to the customer and has fulfilled their sole performance obligation.

Income is principally comprised of revenues earned by the Company as part of the sale of its services.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2021 and December 31, 2020 amounted to $1,134 and zero respectively, which is included in selling, general and administrative expense.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through March 11, 2022, which is the date the financial statements were issued.

F-9

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

Recently Issued and Adopted Accounting Pronouncements

In February 2019, FASB issued ASU No. 2019-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. The standard implementation did not have a material impact.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. The standard implementation did not have a material impact.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

3.	DETAILS OF CERTAIN ASSETS AND LIABILITIES

Account receivables consist primarily of trade receivables, accounts payable consist primarily of trade payables. Prepaids and other current assets consist of the following items:

As of Year Ended December 31,
(USD $ in Dollars)	2021	2020
Prepaids Expenses and Other Current Assets:
Prepaids Expenses	2,500	-
Related Parties Receivables	53,662	13,012
Total Prepaids Expenses and other Current Assets	$56,162	$13,012

Other Long-Term Assets:
Related Parties Receivables - Long-Term Portion	154,044	132,039
Total Other Long-Term Assets	$154,044	$132,039

F-10

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

Other current liabilities consist of the following items:

As of Year Ended December 31,
(USD $ in Dollars)	2021	2020
Other Current Liabilities:
Notes Payables	31,208	-
Related Parties Payables	837,869	9
Taxes Payables	-	2,514
Total Other Current Liabilities	$869,077	$2,524

Other Long-term Liabilities:
Related Parties Payables - Long-Term Portion	43,033	-
Total Other Long-term Liabilities	$43,033	$-

Refer to Note 6 for more information on Notes Payable.

4.	PROPERTY AND EQUIPMENT

As of December 31, 2021 and December 31, 2020, property and equipment consist of:

As of Year Ended December 31,
(USD $ in Dollars)	2021	2020
Buildings	$600,000	$-
Buildings Improvements	105,652	-
Equipment	98,521	86,070
Vehicles	67,861	-
Property and Equipment, at Cost	872,034	86,070
Accumulated depreciation	(57,878)	(16,873)
Property and Equipment, Net	$814,157	$69,198

Depreciation expense for property and equipment for the fiscal year ended December 31, 2021 and December 31, 2020 was in the amount of $ 41,005 and $ 16,873, respectively.

F-11

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

5.	CAPITALIZATION AND EQUITY TRANSACTIONS

Common Stock

Growth Stalk Holdings Corp. is authorized to issue 10,000,000 shares of common shares class A, class B and class C with no par value. As of December 31, 2021, and December 31, 2020, 100 class A have been issued and are outstanding.

Members Contribution

The following is the listing of member contributions for the remaining entities:

Entity	Owner	2021	2020
Growers Consulting & Supply, LLC	David DiCiocco	$360,000.00	$360,000.00
Phenogene, LLC	Cathleen Babiak	$67,721.00	$1,906.00
Southbound Sunshine, LLC	Joseph Babiak	$899.00	$-
Total		$428,620.00	$361,906.00

6.	DEBT

Notes Payable

As of the year ended December 31, 2020, the Company had no outstanding debt. During the year ended December 31, 2021, the Company entered into notes payable, detailed below:

As of Year Ended December 31, (in thousands, $US)						2021
Loans form	Douglas Bennett	Cathleen Babiak	Richard Gantz	Scott Earley	Patricia White	Total
Opening Balance	15,000	5,000	5,000	1,000	5,000	31,000
Borrowings	-	-	-	-	-	-
Interest Rate	10%	10%	10%	10%	10%	10%
Accrued Interest	125	42	42	-	-	208
Repayments	-	-	-	-	-	-
Ending balance	15,125	5,042	5,042	1,000	5,000	31,208
Current portion	15,125	5,042	5,042	1,000	5,000	31,208
Non-current portion	-	-	-	-	-	-

The imputed interest of 10% interest was recorded. Since there is a 12-month maturity date set, the notes were classified as current.

F-12

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

7.	INCOME TAXES

As Growth Stalk Holdings Corp. began its activities on during October 2021, the entity does not present any tax provision of deferred tax asset/liability on their beginning balances. As the entity generated a tax loss for the fiscal year 2021, significant components of the entity’s deferred tax assets and liabilities on December 31, 2021, and December 31, 2020 are as follows:

As of Year Ended December 31, (in thousands)	2021	2020
Net Operating loss	$1,259	$-
Valuation Allowance	(1,259)	-
Total Deferred Tax Assets	-	-

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the entity has determined that it is more likely than not that the entity will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2021 and December 31, 2020. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

For the fiscal year ending December 31, 2021, the entity had federal cumulative net operating loss (“NOL”) carryforwards of $4,463, and the entity had state net operating loss (“NOL”) carryforwards of approximately $4,463. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the entity ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

The entity recognizes the impact of a tax position in the financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2021, and December 31, 2020, the entity had no unrecognized tax benefits.

The entity recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2021, and December 31, 2020, the entity had no accrued interest and penalties related to uncertain tax positions.

F-13

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

8.	RELATED PARTIES

Due from related parties, net are amounts receivable from entities under common control of the Company’s managing member.

As of Year Ended December 31, (USD $ in Dollars)	Principal + Interest	Payments	Receivables	Payables	2020
Other Current Assets:
Related Party - Phenogene, LLC	-	-	-	-	-
Related Party - Southbound Sunshine, LLC	-	-	-	-	-
Related Party - Help Tech, LLC	13,012	-	13,012	-	13,012
Related Party - Growth Stalk Holdings Corp.	-	-	-	-	-
Total Other Current Assets					$13,012

Other Long-Term Assets:
Related Party - Phenogene, LLC	-	-	-	-	-
Related Party - Southbound Sunshine, LLC	-	-	-	-	-
Related Party - Help Tech, LLC	132,039	-	132,039	-	132,039
Related Party - Growth Stalk Holdings Corp.	-	-	-	-	-
Total Other Long-Term Assets					$132,039

As of Year Ended December 31, (USD $ in Dollars)	Principal + Interest	Payments	Receivables	Payables	2021
Other Current Assets:
Related Party - Phenogene, LLC	26,446	-	26,446	-	26,446
Related Party - Southbound Sunshine, LLC	5,844	-	5,844	-	5,844
Related Party - Help Tech, LLC	-	13,012	20,793	-	20,793
Related Party - Growth Stalk Holdings Corp.	579	-	579	-	579
Total Other Current Assets					$53,662

Other Long-Term Assets:
Related Party - Phenogene, LLC	12,774	-	12,774	-	12,774
Related Party - Southbound Sunshine, LLC	30,259	-	30,259	-	30,259
Related Party - Help Tech, LLC	-	6,495	111,011	-	111,011
Related Party - Growth Stalk Holdings Corp.	-	-	-	-	-
Total Other Long-Term Assets					$154,044

F-14

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

As of Year Ended December 31, (USD $ in Dollars)	Principal + Interest	Payments	Receivables	Payables	2020
Other Current Liabilities:
Related Party - Growth Stalk Holdings Corp.	-	-	-	-	-
Related Party - Phenogene, LLC	-	-	-	-	-
Related Party - Consulting & Supply, LLC	-	-	-	-	-
Loan - Mr. David DiCiocco	-	-	-	-	-
Total Other Current Liabilities	-	-	-	-	$-

Other Long-term Liabilities:
Related Party - Phenogene, LLC	-	-	-	-	-
Related Party - Growers Consulting & Supply	-	-	-	-	-
Total Other Long-Term Liabilities					$-

As of Year Ended December 31, (USD $ in Dollars)	Principal + Interest	Payments	Receivables	Payables	2021
Other Current Liabilities:
Related Party - Growth Stalk Holdings Corp.	23,900	-	-	23,900	23,900
Related Party - Phenogene, LLC	5,522	-	-	5,522	5,522
Related Party - Consulting & Supply, LLC	3,446	-	-	3,446	3,446
Loan - Mr. David DiCiocco	805,000	-	-	805,000	805,000
Total Other Current Liabilities	-	-	-		$837,869

Other Long-term Liabilities:
Related Party - Phenogene, LLC	30,259	-	-	30,259	30,259
Related Party - Growers Consulting & Supply	12,774	-	-	12,774	12,774
Total Other Long-Term Liabilities					$43,033

F-15

Growth Stalk Group

Notes to Combined Financial Statements

For Years Ended December 31, 2021 and December 31, 2020

9.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events for the period from December 31, 2021 through March 31, 2022 the date the financial statements were available to be issued.

On February 2, 2022, the Company issued a subscription agreement for shares of Preferred B Stock between Growth Stalk Holdings Corp. and a certain shareholder. The entity agreed to issue 1,610,000 shares of Preferred B Stock at a par value of $0.0001 per share in exchange at $0.50 per Preferred B Shares. The Preferred B Shares have dividend rights (90% of the rents) and the lien to enforce liquidation preference up to $805,000 including but not limited the right to retake the property located at 11991 N. Highway 99, Seminole, Oklahoma.

F-16

PART III - EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
2.1	Articles of Incorporation and Amended Articles of Incorporation
2.2	By-Laws
4.1	Subscription Agreement
11.1	Consent of Milan Saha, Esq. (included in Exhibit 12.1)
11.2	Consent of GreenGrowth CPAs
12.1	Opinion of Milan Saha, Esq.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 1, 2022.

Growth Stalk Holdings Corp.

By:	/s/ Joseph Babiak
Joseph Babiak
Principal Executive Officer and Director
Dated:	April 1, 2022

This Offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Joseph Babiak
Joseph Babiak
Principal Financial Officer
Dated:	April 1, 2022

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By:	/s/ Joseph Babiak
Joseph Babiak
Chief Executive Officer
Dated:	April 1, 2022